Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Fourth Quarter 2012 Results

•	Diluted earnings per share from continuing operations of $2.25

•	Net sales of $3.6 billion

•	Net cash from operating activities of $539 million

•	Funded orders up 17% to $3.3 billion, funded backlog up 10% to $10.9 billion

•	Updated consolidated financial guidance for 2013

NEW YORK, January 30, 2013 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $2.25 for the quarter ended December 31, 2012 (2012 fourth quarter), compared to $2.49 for the quarter ended December 31, 2011 (2011 fourth quarter). The 2011 fourth quarter included a $0.28 net gain for certain items, which are discussed below. Excluding this net gain, diluted EPS increased by 2% compared to $2.21 for the 2011 fourth quarter. Net sales of $3.6 billion for the 2012 fourth quarter increased by 0.5% compared to the 2011 fourth quarter.

“Overall, we had a solid fourth quarter underscored by strong orders, sales and cash flows in spite of the challenges and uncertainty in the U.S. defense budget. Sales increased in our Electronic Systems and AM&M segments, which demonstrates that L-3 is well-positioned and executing our strategy to grow our international and commercial businesses and expand market share,” said Michael T. Strianese, chairman, president and chief executive officer. “For the year, orders grew 7% compared to last year, resulting in a book-to-bill ratio of 1.05x. We ended the quarter with funded backlog of $10.9 billion, up 10% compared to December 2011.”

“We continue to aggressively manage our costs to maintain a competitive advantage in the markets we serve, while delivering affordable and innovative solutions to our customers. We remain focused on shareholder value and deploying our capital using a disciplined and balanced approach that includes cash dividends and share repurchases, modest debt reduction, investment in research and development and acquisitions. Consistent with this strategy, we repurchased $368 million of our common stock and paid dividends of $46 million during the quarter. For 2012, we repurchased a total of $872 million of our shares and paid dividends of $195 million, resulting in approximately $1.1 billion of cash returned to our shareholders. In addition, our acquisitions of the Kollmorgen Electro-Optical business (named L-3 KEO) and the commercial aircraft simulation business of Thales Group (named Link U.K.), enhance our market position and also expand our commercial opportunities.”

Key contract wins for the quarter included: (1) an indefinite-delivery, indefinite-quantity (ID/IQ) contract to supply the second generation of Advanced Imaging Technology (AIT) systems to the Transportation Security Administration (TSA), (2) new business to provide contractor logistics services for specialized pilot training for the U.S. Air Force, and (3) a production contract for modems and SATCOM On-The-Move (SOTM) antennas to be used on the U.S. Army’s Warfighter Information Network-Tactical (WIN-T) program.

L-3 Announces Results for the 2012 Fourth Quarter	Page 2

L-3 Consolidated Results

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions, except per share data)	2012	2011(1)	Increase/ (decrease)		2012	2011(1)	Increase/ (decrease)
Net sales	$3,560	$3,543	0.5%		$13,146	$13,158	(0.1)%
Operating income	$364	$354	3%		$1,351	$1,399	(3)%
Goodwill impairment charge	—	43	nm		—	43	nm

Segment operating income	$364	$397	(8)%		$1,351	$1,442	(6)%

Operating margin	10.2%	10.0%	20	bpts	10.3%	10.6%	(30	) bpts
Segment operating margin	10.2%	11.2%	(100	) bpts	10.3%	11.0%	(70	) bpts
Interest expense	$46	$52	(12)%		$184	$204	(10)%
Interest and other income (expense)	$2	$(10)	nm		$8	$—	nm
Debt retirement charge e and other income	$5	$17	(71)%		$13	$35	(63)%
Effective income tax rate	31.7%	7.6%	nm		32.2%	25.5%	67	0 bpts
Net income from continuing operations attributable to L-3	$212	$251	(16)%		$782	$855	(9)%
Q4 2011 Items	—	(28)	nm		—	(28)	nm

Net income from continuing operations attributable to L-3, excluding Q4 2011 Items	$212	$223	(5)%		$782	$827	(5)%

Diluted EPS from continuing operations	$2.25	$2.49	(10)%		$8.01	$8.08	(1)%
Q4 2011 Items	—	(0.28)	nm		—	(0.26)	nm

Diluted earnings per share from continuing operations, excluding Q4 2011 Items	$2.25	$2.21	2%		$8.01	$7.82	2%

Diluted weighted average common shares outstanding	94.3	100.9	(7)%		97.6	105.6	(8)%

(1)

The 2011 fourth quarter and full year results were impacted by: (1) a tax benefit of $78 million, or $0.77 per diluted share, and (2) non-cash impairment charges of $57 million ($50 million after income taxes, or $0.49 per diluted share), comprised of a goodwill impairment charge of $43 million ($42 million after income taxes, or $0.41 per diluted share), and a long-lived asset impairment charge at an equity method investment of $14 million ($8 million after income taxes, or $0.08 per diluted share). These items are collectively referred to as the Q4 2011 Items.

The company believes that the Q4 2011 Items affect the comparability of the results of operations of the 2012 fourth quarter and full year to the results of operations for the 2011 fourth quarter and full year. The company also believes that disclosing net income and diluted EPS excluding the Q4 2011 Items will allow investors to more easily compare the 2012 fourth quarter and full year results to the 2011 fourth quarter and full year results. Further, the goodwill impairment charge is included in consolidated operating income, but excluded from segment operating income because the charge is excluded by management for purposes of assessing segment operating performance.

nm – not meaningful

Fourth Quarter Results of Operations: For the 2012 fourth quarter, consolidated net sales of $3.6 billion increased $17 million, or 0.5%, compared to the 2011 fourth quarter. Sales growth from the Electronic Systems and Aircraft Modernization and Maintenance (AM&M) segments was partially offset by lower sales from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and National Security Solutions (NSS) segments. Acquired businesses(1), which are all included in the Electronic Systems segment, added $66 million to net sales in the 2012 fourth quarter. Net sales to commercial and foreign government end customers grew 23% to $897 million for the 2012 fourth quarter compared to $727 million for the 2011 fourth quarter.

Segment operating income for the 2012 fourth quarter decreased by $33 million, or 8%, compared to the 2011 fourth quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 100 basis points to 10.2% for the 2012 fourth quarter compared to 11.2% for the 2011 fourth quarter. Higher pension expense of $11 million ($7 million after income tax, or $0.07 per diluted share) reduced segment operating margin by 30 basis points. The remaining decrease in segment operating margin is primarily due to sales mix changes and 2011 fourth quarter favorable contract performance adjustments that did not recur in the 2012 fourth quarter in the Electronic Systems segment. See segment results below for additional discussion of sales and operating margin.

(1)

Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2012 Fourth Quarter	Page 3

Interest expense declined by $6 million due to lower interest rates on outstanding fixed rate debt, partially offset by interest expense allocated to discontinued operations for the 2011 fourth quarter.

Interest and other income increased by $12 million for the 2012 fourth quarter compared to the same period last year due primarily to a 2011 fourth quarter impairment charge of $14 million for long-lived assets at an equity method investment.

The effective tax rate for the 2012 fourth quarter increased to 31.7% from 7.6% for the same period last year. Excluding the Q4 2011 Items, the 2011 fourth quarter effective tax rate would have been 31.9%.

Net income from continuing operations attributable to L-3 in the 2012 fourth quarter decreased 16% to $212 million compared to the 2011 fourth quarter, and diluted EPS from continuing operations decreased 10% to $2.25 from $2.49. Excluding the Q4 2011 Items, net income from continuing operations attributable to L-3 decreased 5% and diluted EPS increased by 2%. Diluted weighted average common shares outstanding for the 2012 fourth quarter declined by 7% compared to the 2011 fourth quarter due to repurchases of L-3 common stock.

Full Year Results of Operations: For the year ended December 31, 2012 consolidated net sales decreased by $12 million, or 0.1%, compared to the year ended December 31, 2011. Higher sales from the C3ISR, Electronic Systems and AM&M segments were offset by lower sales from the NSS segment. Acquired businesses, which are all included in the Electronic Systems segment, added $196 million to net sales in the year ended December 31, 2012. Net sales to commercial and foreign government end customers grew 15% to $3,120 million for the year ended December 31, 2012 compared to $2,719 million for the year ended December 31, 2011.

Segment operating income for the year ended December 31, 2012 decreased by $91 million, or 6%, compared to the year ended December 31, 2011. Segment operating margin decreased by 70 basis points to 10.3% for the year ended December 31, 2012 compared to 11.0% for the year ended December 31, 2011. Higher pension expense of $38 million ($24 million after income tax, or $0.25 per diluted share) reduced segment operating margin by 30 basis points. The remaining decrease in segment operating margin is primarily due to sales mix changes in the Electronic Systems and C3ISR segments and $9 million of legal fees and inventory write-downs related to security and safety equipment in the NSS segment. See segment results below for additional discussion of sales and operating margin.

Interest expense declined by $20 million due to lower interest rates on outstanding fixed rate debt, partially offset by higher interest expense allocated to discontinued operations in 2011.

Interest and other income increased by $8 million for the year ended December 31, 2012, compared to the year ended December 31, 2011 primarily due to reasons similar to the 2012 fourth quarter.

The effective tax rate for the year ended December 31, 2012 increased to 32.2% from 25.5% for the year ended December 31, 2011. Excluding the Q4 2011 Items, the effective tax rate for the year ended December 31, 2011 would have been 31.2%. The increase in the effective tax rate is primarily due to the expiration of the U.S. Federal research and experimentation tax credit on December 31, 2011.

Net income from continuing operations attributable to L-3 in the year ended December 31, 2012 decreased 9% to $782 million compared to the year ended December 31, 2011, and diluted EPS from continuing operations decreased to $8.01 from $8.08. Excluding the Q4 2011 Items, net income from continuing operations attributable to L-3 decreased 5% and diluted EPS increased 2%. Diluted weighted average common shares outstanding for the year ended December 31, 2012 declined by 8% compared to the year ended December 31, 2011 due to repurchases of L-3 common stock.

Orders: Funded orders for the 2012 fourth quarter increased 17% to $3.3 billion compared to $2.9 billion for the 2011 fourth quarter. Funded orders for the year ended December 31, 2012 increased 7% to $13.8 billion compared to $12.9 billion for the year ended December 31, 2011. Funded backlog grew 10% to $10.9 billion at December 31, 2012, compared to $9.9 billion at December 31, 2011.

Cash flow: Net cash from operating activities from continuing operations was $1,231 million for each of the years ended December 31, 2012 and 2011. Capital expenditures, net of dispositions of property, plant and equipment, were $205 million for the year ended December 31, 2012, compared to $181 million for the year ended December 31, 2011.

L-3 Announces Results for the 2012 Fourth Quarter	Page 4

Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the year ended December 31, 2012, compared to the year ended December 31, 2011.

	Year Ended Dec. 31,
($ in millions)	2012	2011
Net cash from operating activities from continuing operations	$1,231	$1,231
Less: Capital expenditures, net of dispositions	(205)	(181)
Plus: Income tax payments attributable to discontinued operations	24	63

Free cash flow(1)	$1,050	$1,113

Dividends paid	$195	$188
Common stock repurchases	872	958

Cash returned to shareholders	$1,067	$1,146

Percent of free cash flow returned to shareholders	102%	103%

(1)

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Electronic Systems

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions)	2012	2011	Increase/ (decrease)		2012	2011	Increase/ (decrease)
Net sales	$1,616.7	$1,555.1	4%		$5,676.8	$5,627.9	1%
Operating income	$192.1	$215.1	(11)%		$672.5	$718.9	(6)%
Operating margin	11.9%	13.8%	(190	) bpts	11.8%	12.8%	(100	) bpts

Fourth Quarter: Electronic Systems net sales for the 2012 fourth quarter increased by $62 million, or 4%, compared to the 2011 fourth quarter. Sales increased: (1) $66 million for Simulation & Training of which $25 million was from the Link U.K. acquisition and $41 million was primarily due to increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, (2) $17 million for Precision Engagement primarily due to increased deliveries of ordnance products, (3) $15 million for Marine Services primarily due to the landing craft air cushion vehicle service life extension program, (4) $13 million for Microwave Products primarily due to increased deliveries of mobile and ground-based satellite communication systems for the U.S. military, and (5) $4 million for Sensor Systems ($35 million from the L-3 KEO acquisition partially offset by a decline of $31 million due to lower volume for airborne EO/IR turrets for the U.S. Department of Defense (DoD)). These increases were partially offset by sales decreases of: (1) $39 million for Power & Control Systems due to lower demand for commercial shipbuilding products, which reduced sales by $19 million including $5 million of negative foreign currency translation, and lower shipments of tactical quiet generators for the U.S. Army, which reduced sales by $20 million, and (2) $14 million for Warrior Systems due to reduced U.S. Army requirements for night vision and illumination products.

Electronic Systems operating income for the 2012 fourth quarter decreased by $23 million, or 11%, compared to the 2011 fourth quarter. Operating margin decreased by 190 basis points to 11.9%. Operating margin declined by 120 basis points primarily due to lower sales at Power & Control Systems and sales mix changes at Sensor Systems and 60 basis points due to more favorable contract performance adjustments during the 2011 fourth quarter as compared to the 2012 fourth quarter. Higher pension expense of approximately $1 million reduced operating margin by 10 basis points.

Full Year: Electronic Systems net sales for the year ended December 31, 2012 increased by $49 million, or 1%, compared to the year ended December 31, 2011. Sales increased: (1) $149 million for Sensor Systems primarily for the L-3 KEO acquisition, (2) $85 million for Microwave Products primarily due to increased deliveries of mobile and ground-based satellite communication systems for the U.S. military and power devices for commercial satellite communication systems, (3) $72 million for Simulation & Training of which $49 million was from the Link U.K. acquisition and $23 million was primarily due to increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, and (4) $30 million for Marine Services due to reasons similar to the 2012 fourth quarter. These increases were partially offset by sales declines of: (1) $157 million

L-3 Announces Results for the 2012 Fourth Quarter	Page 5

for Power & Control Systems due to reduced shipments of tactical quiet generators for the U.S. Army, which reduced sales by $92 million, and by $65 million due to negative foreign currency translation of $41 million and lower demand for commercial shipbuilding, (2) $82 million for Warrior Systems due to reduced U.S Army requirements for night vision and illumination products, and (3) $48 million for Precision Engagement due to lower volume from completed contracts.

Electronic Systems operating income for the year ended December 31, 2012 decreased by $46 million, or 6%, compared to the year ended December 31, 2011. Operating margin decreased by 100 basis points to 11.8%. Operating margin declined by 90 basis points primarily due to lower sales for Power & Control Systems and higher pension expense of $5 million, which reduced operating margin by 10 basis points.

C3ISR

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2012	2011	Decrease	2012	2011	Increase/ (decrease)
Net sales	$967.1	$1,013.2	(5)%	$3,601.2	$3,479.9	3%
Operating income	$91.9	$109.7	(16)%	$363.7	$394.4	(8)%
Operating margin	9.5%	10.8%	(130) bpts	10.1%	11.3%	(120) bpts

Fourth Quarter: C3ISR net sales for the 2012 fourth quarter decreased by $46 million, or 5%, compared to the 2011 fourth quarter. Sales declined by $52 million for networked communication systems and by $21 million for logistics support and fleet management services. The decline for networked communication systems was primarily due to: (1) lower volume for manned and unmanned platforms for DoD customers as contracts near completion and for the Hawklink contract as development and low rate initial production work near completion, and (2) fewer deliveries of remote video terminals to the U.S. Army. The sales decline for logistics support and fleet management services was due to lower demand for ISR aircraft supporting U.S. military operations in Iraq and Afghanistan. These decreases were partially offset by $27 million of higher sales for ISR Systems due to increased demand for airborne ISR systems for U.S. government and foreign military customers.

C3ISR operating income for the 2012 fourth quarter decreased by $18 million, or 16%, compared to the 2011 fourth quarter. Operating margin decreased by 130 basis points to 9.5%. Operating margin declined by 70 basis points primarily due to lower sales and mix changes. Higher pension expense of $6 million reduced operating margin by 60 basis points.

Full Year: C3ISR net sales for the year ended December 31, 2012 increased by $121 million, or 3%, compared to the year ended December 31, 2011. The increase in sales was primarily due to higher demand for airborne ISR systems for U.S. government and foreign military customers.

C3ISR operating income for the year ended December 31, 2012 decreased by $31 million, or 8%, compared to the year ended December 31, 2011. Operating margin decreased by 120 basis points to 10.1%. Higher pension expense of $24 million reduced operating margin by 70 basis points and sales mix changes reduced operating margin by 50 basis points.

AM&M

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2012	2011	Increase	2012	2011	Increase
Net sales	$628.8	$614.1	2%	$2,483.3	$2,439.5	2%
Operating income	$57.4	$47.6	21%	$236.2	$228.1	4%
Operating margin	9.1%	7.8%	130 bpts	9.5%	9.4%	10 bpts

Fourth Quarter: AM&M net sales for the 2012 fourth quarter increased by $15 million, or 2%, compared to the 2011 fourth quarter. Platform systems sales increased by $52 million, which was partially offset by a sales decline of $37 million for logistics support services. The platform systems sales increase was due primarily to volume on new contracts, including international head-of-state aircraft modification contracts and the Australia C-27J, and increased scope on the EC-130 aircraft for the U.S. Air Force (USAF). The logistics support services decrease was due primarily to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia, partially offset by increased volume for field maintenance and sustainment services for U.S. Army C-12 aircraft, training aircraft for the USAF and U.S. government agency aircraft.

AM&M operating income for the 2012 fourth quarter increased by $10 million, or 21%, compared to the 2011 fourth quarter. Operating margin increased 130 basis points to 9.1%. Operating margin increased by 190 basis points due to a $12 million charge in the 2011 fourth quarter for the reduction in the USAF Joint Cargo Aircraft

L-3 Announces Results for the 2012 Fourth Quarter	Page 6

(JCA) aircraft order quantity. This increase was partially offset by higher pension expense of $4 million, which reduced operating margin by 60 basis points.

Full Year: AM&M net sales for the year ended December 31, 2012 increased by $44 million, or 2%, compared to the year ended December 31, 2011. Platform systems sales increased by $130 million, which was partially offset by a sales decline of $86 million for logistic support services. The platform systems increase was due primarily to volume on new contracts, including the Australia C-27J and international head-of-state aircraft modification contracts and increased scope on the EC-130 aircraft for the USAF. These increases were partially offset by lower JCA volume for the USAF. Logistics support services decreased due primarily to the loss of a task order for U.S. Army contract field team support services in Southwest Asia, partially offset by increased demand for field maintenance and sustainment services on a U.S. Army rotary wing aircraft contract that was competitively won in September 2011, and for U.S. Army C-12 aircraft.

AM&M operating income for the year ended December 31, 2012 increased by $8 million, or 4%, compared to the year ended December 31, 2011. Operating margin increased by 10 basis points to 9.5%. Unfavorable contract performance in 2011 primarily for JCA increased operating margin by 110 basis points. This increase was partially offset by sales mix changes, which reduced operating margin by 60 basis points, and an increase in pension expense of $9 million, which reduced operating margin by 40 basis points.

NSS

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2012	2011	Decrease	2012	2011	Decrease
Net sales	$347.5	$360.2	(4)%	$1,385.0	$1,610.3	(14)%
Operating income	$22.9	$24.5	(7)%	$79.0	$100.4	(21)%
Operating margin	6.6%	6.8%	(20) bpts	5.7%	6.2%	(50) bpts

Fourth Quarter: NSS net sales for the 2012 fourth quarter decreased by $13 million, or 4%, compared to the 2011 fourth quarter due to a $10 million decline in information technology (IT) support services for select non-DoD U.S. Government agencies as a result of contract losses in 2011 and 2012, and a $3 million decline for intelligence support services due to the drawdown of U.S. military forces in Iraq.

NSS operating income for the 2012 fourth quarter decreased by $2 million, or 7%, compared to the 2011 fourth quarter. Operating margin decreased by 20 basis points to 6.6%, primarily due to legal fees of $2 million related to a supplier dispute, which reduced operating margin by 60 basis points. This decrease was partially offset by reduced overhead costs, which increased operating margin by 40 basis points.

Full Year: NSS net sales for the year ended December 31, 2012 decreased by $225 million, or 14%, compared to the year ended December 31, 2011. Less demand for U.S. Special Operations Command IT support services, due to our previous single-award contract converting to several multiple-award contracts which reduced our work share, lowered sales by $82 million. A decline in IT support services for select non-DoD U.S. Government agencies lowered sales by $93 million comprised of: (1) $38 million due to customer IT spending reductions, and (2) $55 million due to contract losses in 2011 and 2012. Sales also declined by $50 million for intelligence support services due to the drawdown of U.S. military forces in Iraq.

NSS operating income for the year ended December 31, 2012 decreased by $21 million, or 21%, compared to the year ended December 31, 2011. Operating margin decreased by 50 basis points to 5.7%. The decrease in operating margin was due primarily to legal fees of $5 million related to a supplier dispute, which reduced operating margin by 40 basis points, and a $4 million inventory write-down for security and safety equipment, which reduced operating margin by 30 basis points. These decreases were partially offset by reduced overhead costs, which increased operating margin by 20 basis points.

L-3 Announces Results for the 2012 Fourth Quarter	Page 7

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2013, previously provided on December 4, 2012, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8, and the company undertakes no duty to update its guidance.

Consolidated 2013 Financial Guidance(1)
($ in millions, except per share data)
	Current	Prior (December 4, 2012)
Net Sales	$12,550 to $12,750	$12,550 to $12,750
Operating margin	10.0%	10.0%
Interest expense	$176	$176
Interest and other income	$12	$12
Effective tax rate	32.0%	33.7%
Diluted Shares	90.1	90.1
Diluted EPS from continuing operations	$8.15 to $ 8.35	$7.95 to $ 8.15
Net cash from operating activities from continuing operations	$1,225	$1,210
Less: Capital expenditures, net of dispositions of property, plant and equipment	195	180

Free cash flow	$1,030	$1,030

(1)

The 2013 guidance assumes that the Sequestration spending reductions to the fiscal year 2013 (FY13) DoD budget, mandated by the Budget Control Act of 2011 and scheduled to take effect on March 1, 2013, do not occur. The 2013 guidance also assumes the FY13 DoD Continuing Resolution Authority that expires on March 27, 2013 will not be extended.

The change to our consolidated financial guidance is due to the enactment of the American Taxpayer Relief Act of 2012 on January 2, 2013, which retroactively reinstated and extended the U.S. Federal research and experimentation tax credit (R&E Credit) for all of 2012 and 2013. As a result, the company expects to recognize a tax benefit of $18 million, or $0.20 per diluted share, reducing its 2013 expected effective tax rate by 170 basis points. The company expects to record $10 million, or $0.11 per diluted share, of the R&E Credit tax benefit during the first quarter of 2013 for the portion of the R&E Credit related to the 2012 tax year.

Segment 2013 Financial Guidance
($ in millions)
Current(1)

Net Sales:
Electronic Systems	$5,425 to $5,525
C3ISR	$3,500 to $3,600
AM&M	$2,325 to $2,425
National Security Solutions	$1,200 to $1,300

Operating Margins:
Electronic Systems	10.7% to 10.9%
C3ISR	10.4% to 10.6%
AM&M	9.1% to 9.3%
National Security Solutions	6.4% to 6.6%

(1)	The current segment 2013 financial guidance has not changed from the previous guidance provided on December 4, 2012.

Additional financial information regarding the 2012 fourth quarter results and the 2013 updated financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2012 Fourth Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Wednesday, January 30, 2013 at 9:30 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

9:30 a.m. ET

8:30 a.m. CT

7:30 a.m. MT

6:30 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 15485672), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2012 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements,

L-3 Announces Results for the 2012 Fourth Quarter	Page 9

our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011, as modified by the Form 8-K filed on November 20, 2012, “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview and Outlook – Industry Considerations,” included in our Quarterly Reports on Form 10-Q for the quarters ended September 28, 2012, June 29, 2012 and March 30, 2012, and any material updates to these factors contained in any of our future filings.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$3,560	$3,543	$13,146	$13,158
Cost of sales	3,196	3,146	11,795	11,716
Impairment charge(a)	—	43	—	43

Operating income	364	354	1,351	1,399
Interest expense	46	52	184	204
Interest and other income, net	2	(10)	8	—
Debt retirement charge	5	17	13	35

Income from continuing operations before income taxes	315	275	1,162	1,160
Provision for income taxes	100	21	374	296

Income from continuing operations	$215	$254	$788	$864
Income from discontinued operations, net of income tax	—	23	32	104

Net income	215	277	820	968
Less: Net income from continuing operations attributable to noncontrolling interests	3	3	6	9
Less: Net income from discontinued operations attributable to noncontrolling interests	—	—	4	3

Net income attributable to L-3	$212	$274	$810	$956
Less: Net income allocable to participating securities	—	—	—	2

Net income allocable to L-3 Holdings’ common shareholders	$212	$274	$810	$954

Basic earnings per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$2.28	$2.52	$8.12	$8.17
Discontinued operations	$—	$0.23	$0.29	$0.97

Basic earnings per share	$2.28	$2.75	$8.41	$9.14

Diluted earnings per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$2.25	$2.49	$8.01	$8.08
Discontinued operations	$—	$0.23	$0.29	$0.95

Diluted earnings per share	$2.25	$2.72	$8.30	$9.03

L-3 Holdings’ weighted average common shares outstanding:
Basic	93.0	99.7	96.3	104.4

Diluted	94.3	100.9	97.6	105.6

(a)	Represents a fourth quarter 2011 non-cash goodwill impairment charge due to a decline in the estimated fair value of our Marine Services business.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2012	2011	2012	2011
Segment Operating Data
Net Sales:
Electronic Systems	$1,616.7	$1,555.1	$5,676.8	$5,627.9
C3ISR	967.1	1,013.2	3,601.2	3,479.9
AM&M	628.8	614.1	2,483.3	2,439.5
NSS	347.5	360.2	1,385.0	1,610.3

Total	$3,560.1	$3,542.6	$13,146.3	$13,157.6

Operating income:
Electronic Systems	$192.1	$215.1	$672.5	$718.9
C3ISR	91.9	109.7	363.7	394.4
AM&M	57.4	47.6	236.2	228.1
NSS	22.9	24.5	79.0	100.4

Total	$364.3	$396.9	$1,351.4	$1,441.8

Operating margin:
Electronic Systems	11.9%	13.8%	11.8%	12.8%
C3ISR	9.5%	10.8%	10.1%	11.3%
AM&M	9.1%	7.8%	9.5%	9.4%
NSS	6.6%	6.8%	5.7%	6.2%
Total	10.2%	11.2%	10.3%	11.0%
Depreciation and amortization:
Electronic Systems	$41.3	$38.8	$146.7	$148.3
C3ISR	12.2	11.5	46.6	44.1
AM&M	5.5	5.5	20.4	18.9
NSS	3.4	6.2	13.9	18.8

Total	$62.4	$62.0	$227.6	$230.1

Funded order data:
Electronic Systems	$1,370	$1,111	$5,745	$5,326
C3ISR	1,094	994	3,706	3,779
AM&M	614	500	2,916	2,296
NSS	268	249	1,431	1,490

Total	$3,346	$2,854	$13,798	$12,891

			Dec. 31, 2012	Dec. 31, 2011
Period end data:
Funded backlog			$10,884	$9,899

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Cash and cash equivalents	$349	$764
Billed receivables, net	968	1,093
Contracts in process	2,665	2,384
Inventories	363	317
Deferred income taxes	131	132
Other current assets	117	177
Assets of discontinued operations	—	1,729

Total current assets	4,593	6,596

Property, plant and equipment, net	1,017	921
Goodwill	7,760	7,472
Identifiable intangible assets	314	308
Deferred debt issue costs	29	33
Other assets	150	176

Total assets	$13,863	$15,506

LIABILITIES AND EQUITY
Accounts payable, trade	$494	$395
Accrued employment costs	556	563
Accrued expenses	439	517
Advance payments and billings in excess of costs incurred	708	567
Income taxes	5	40
Other current liabilities	398	379
Liabilities of discontinued operations	—	351

Total current liabilities	2,600	2,812

Pension and postretirement benefits	1,363	1,137
Deferred income taxes	355	335
Other liabilities	369	373
Long-term debt	3,629	4,125

Total liabilities	8,316	8,782

Shareholders’ equity	5,471	6,635
Noncontrolling interests of continuing operations	76	79
Noncontrolling interests of discontinued operations	—	10

Total equity	5,547	6,724

Total liabilities and equity	$13,863	$15,506

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended Dec. 31,
	2012	2011
Operating activities
Net income	$820	$968
Less: Income from discontinued operations, net of tax	32	104

Income from continuing operations	788	864
Depreciation of property, plant and equipment	170	167
Amortization of intangibles and other assets	58	63
Deferred income tax provision	82	124
Stock-based employee compensation expense	59	57
Contributions to employee savings plans in L-3 Holdings’ common stock	125	113
Amortization of pension and postretirement benefit plans net loss and prior service cost	68	48
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	7	13
Goodwill impairment charge	—	43
Equity in losses (earnings) of unconsolidated subsidiaries	3	12
Other non-cash items	9	11
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	147	(13)
Contracts in process	(181)	(119)
Inventories	(40)	(14)
Accounts payable, trade	81	(35)
Accrued employment costs	(13)	(23)
Accrued expenses	(86)	24
Advance payments and billings in excess of costs incurred	77	4
Income taxes	(18)	(18)
Excess income tax benefits related to share-based payment arrangements	(3)	(2)
Other current liabilities	(47)	2
Pension and postretirement benefits	(61)	(83)
All other operating activities	6	(7)

Net cash from operating activities from continuing operations	1,231	1,231

Investing activities
Contribution received from the spin-off of Engility	335	—
Business acquisitions, net of cash acquired	(348)	(20)
Capital expenditures	(210)	(187)
Dispositions of property, plant and equipment	5	6
Investments in equity investees	20	—
Other investing activities	(2)	2

Net cash used in investing activities from continuing operations	(200)	(199)

Financing activities
Proceeds from sale of senior notes	—	1,143
Redemption of senior subordinated notes	(500)	(1,150)
Redemption of CODES	—	(11)
Borrowings under revolving credit facility	596	625
Repayment of borrowings under revolving credit facility	(596)	(625)
Common stock repurchased	(872)	(958)
Dividends paid on L-3 Holdings’ common stock	(195)	(188)
Proceeds from exercises of stock options	19	22
Proceeds from employee stock purchase plan	39	46
Debt issue costs	(6)	(11)
Excess income tax benefits related to share-based payment arrangements	3	2
Other financing activities	(15)	(14)

Net cash used in financing activities from continuing operations	(1,527)	(1,119)

Effect of foreign currency exchange rate changes on cash and cash equivalents	7	(4)
Cash from (used in) discontinued operations:
Operating activities	75	253
Investing activities	—	(4)
Financing activities	(1)	(1)

Cash from discontinued operations	74	248

Net (decrease) increase in cash and cash equivalents	(415)	157
Cash and cash equivalents, beginning of the year	764	607

Cash and cash equivalents, end of the year	$349	$764